Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

  News Release

Inland Real Estate Corporation (Investors/Analysts):	Inland Communications, Inc. (Media):
Dawn Benchelt, Investor Relations Director	Matthew Tramel, Media Relations Director
(630) 218-7364	(630) 218-8000 x4896
benchelt@inlandrealestate.com	tramel@inlandgroup.com

Inland Real Estate Corporation

Reports Third Quarter 2008 Results

OAK BROOK, IL (November 5, 2008) – Inland Real Estate Corporation (NYSE: IRC) today announced financial and operational results for the third quarter and nine months ended September 30, 2008.

Quarter and Recent Highlights

•

Funds from Operations (FFO) increased 4.2 percent to $23.8 million and 2.9 percent to $0.36 per share (basic and diluted) for the quarter ended September 30, 2008, over the third quarter 2007.

•

Total revenues increased 3.7 percent to $48.6 million and 4.5 percent to $145.8 million for the three and nine-month periods, respectively, compared to the comparable prior-year periods.

•

Strong leasing volumes were recorded during the quarter, with 92 leases executed for the rental of 733,545 aggregate square feet; new leases were signed for 151,818 aggregate square feet, an increase of 282 percent over the third quarter 2007.

•

Third quarter average base rents for total portfolio new and renewal leases increased 10.3 percent and 8.7 percent, respectively, over expiring rates.

•

Company further strengthened its financial position during the quarter, closing a $140.0 million term loan and utilizing borrowing proceeds to retire remaining 2008 debt maturities and reduce the outstanding balance on its existing three-year $155.0 million line of credit.

Financial Results

The Company reported that for the third quarter 2008, FFO, a widely-accepted supplemental non-GAAP measure of performance for real estate investment trusts (REITs), was $23.8 million, an increase of 4.2 percent compared to $22.8 million for the three months ended September 30, 2007.  On a per share basis, FFO was $0.36 (basic and diluted) for the third quarter of 2008, an increase of 2.9 percent compared to $0.35 per share for the three months ended September 30, 2007.  The increase in FFO for the quarter was primarily due to increased equity in earnings of unconsolidated joint ventures, including land sale gains and income from unconsolidated properties.  These earnings were partially offset by the recording of a non-cash charge of $1.2 million, or $0.02 per share, pertaining to a decline in value of certain investment securities which was determined to be other than temporary.  Additionally, the earnings were partially offset by lower acquisition fee income earned through the Company’s joint venture with Inland Real Estate Exchange Corporation (IREX), which may vary period to period depending on the timing of sales to 1031 exchange investors.

Net income was $9.7 million for the third quarter, a decrease of 3.8 percent compared to net income of $10.0 million for the three months ended September 30, 2007.  On a per share basis, net income was $0.15 (basic and diluted) for the third quarter of 2008, level with the comparable prior-year period.

The decrease in net income for the quarter was primarily due to the aforementioned items which include the non-cash charge of $1.2 million to record the other than temporary decline in value of certain investment securities and lower acquisition fee income earned through the IREX joint venture, plus an increase in depreciation and amortization expenses related to the acquisitions closed during the year.

FFO increased 0.9 percent to $70.5 million for the nine months ended September 30, 2008, compared to $69.9 million for the nine months ended September 30, 2007.  FFO per share (basic and diluted) for the nine months ended September 30, 2008 was $1.07, level with the comparable prior-year period.  The increase in FFO for the nine months ended September 30, 2008, was primarily due to a deferred partnership gain of $3.2 million recognized last quarter upon repayment of the related mortgage receivable, an increase in gains on the sales of certain investment securities, and an increase in gains related to the sales of properties to 1031 exchange investors through the IREX joint venture.  These gains were partially offset by aggregate non-cash charges of $3.7 million related to the decline in value of certain investment securities determined to be other than temporary, and by a $0.7 million impairment recorded last quarter to adjust the book value of a consolidated property sold during the third quarter of 2008.

Net income was $30.1 million for the nine months ended September 30, 2008, a decrease of 7.3 percent compared to net income of $32.4 million for the comparable period in 2007.  Net income per share was $0.46 (basic and diluted) for the nine months ended September 30, 2008, a decrease of 8.0 percent from $0.50 per share for the same period in 2007.  The decrease in net income for the nine-month period was primarily the result of an increase in depreciation and amortization expenses related to 2008 acquisitions, plus the aforementioned items which include aggregate non-cash charges of $3.7 million to record the other than temporary decline in value of certain investment securities and the $0.7 million impairment recorded to adjust the book value of a consolidated property that was subsequently sold.  The impact of these items was partially offset by the aforementioned deferred partnership gain of $3.2 million, increased gains on the sales of certain investment securities, and increased equity in earnings of unconsolidated joint ventures.

Reconciliations of FFO to net income and FFO per share to net income per share are provided at the end of this release.

“Our performance this quarter illustrates the fundamental strength of a portfolio centered on value and necessity retail,” said Mark Zalatoris, Inland Real Estate Corporation’s president and chief executive officer.  “Within an extraordinarily challenging business environment our assets remain consistently in demand with retailers and consumers.  For the quarter, our strong leasing activity supported moderate gains in FFO and revenue. We also further solidified our financial position, which provides a critical competitive advantage in the current credit-constrained marketplace.”

Portfolio Performance
For the quarter, total revenues increased 3.7 percent to $48.6 million from $46.9 million in the third quarter of 2007.  Revenues increased primarily due to increased rental income from leasing gains and the Bank of America acquisitions, partially offset by lower acquisition fee income from the IREX joint venture compared to the third quarter of 2007.  Total revenues for the nine months ended September 30, 2008 increased 4.5 percent to $145.8 million from $139.5 million in the same period prior year.  The increase in revenues for the nine months ended September 30, 2008 was primarily the result of increased rental income from leasing gains and acquisitions, increased fee income from the IREX joint venture, and increased tenant recovery income due to a larger amount of recoverable expenses compared to the same period in 2007.

The Company evaluates its overall portfolio by analyzing the operating performance of properties that have been owned and operated for the same three and nine-month periods during each year.  A total of 125 of the Company’s investment properties satisfied this criterion during these periods and are referred to as “same store” properties.  Same store net operating income (excluding the impact of straight-line and intangible lease rent) for the quarter was $30.6 million, essentially level with the third quarter of 2007.  Same store net operating income for the quarter was impacted primarily by vacancies created by the Wickes Furniture and Linens N Things bankruptcies.  Same store operating income for the nine-months ended September 30, 2008 increased 1.0 percent to $92.1 million from $91.2 million in the same period of the prior year.  The increase in same store net operating income for the nine-months ended September 30, 2008 was primarily due to a decrease in non-reimbursable tenant-related expenses during the period and to $1.1 million of lease termination income recorded last quarter upon the successful re-tenanting of an unoccupied Roundy’s Supermarkets store.  These items were partially offset by the negative impact from the loss of income related to big-box vacancies.

As of September 30, 2008, financial occupancy for the Company’s same store portfolio was 94.1 percent, compared to 93.1 percent as of June 30, 2008, and 95.6 percent as of September 30, 2007.

Leasing
The Company reported strong leasing activity during the quarter.  For the three months ended September 30, 2008, the Company executed a total of 92 leases aggregating 733,545 square feet of gross leasable area (GLA).  This included 20 new leases comprising 151,818 square feet with an average rental rate of $14.69 per square foot, and representing a 10.3 percent increase over the average expiring rate.  The 71 renewal leases comprise 578,607 square feet with an average rental rate of $12.35 per square foot, representing an 8.7 percent increase over the average expiring rate.  In addition, one non-comparable lease, consisting of new, previously unleased space, comprises 3,120 square feet with an average base rent of $16.67 per square foot.  As of September 30, 2008, the Company’s total portfolio was 94.8 percent leased, compared to 93.6 percent leased as of June 30, 2008, and 95.9 percent leased as of September 30, 2007.  Financial occupancy for the total portfolio was 94.0 percent as of September 30, 2008, compared to 93.6 percent as of June 30, 2008, and 95.7 percent as of September 30, 2007.  The decrease in leased and financial occupancy from the prior-year quarter can be attributed in most part to vacancies created by the Wickes Furniture and Linens N Things bankruptcies.

EBITDA, Balance Sheet, Market Value and Liquidity
Earnings before interest, taxes, depreciation and amortization (EBITDA) was $36.7 million for the quarter, a decrease of 3.5 percent compared to $38.1 million for the third quarter 2007.  For the nine-month period ended September 30, 2008, EBITDA was $111.7 million, a decrease of 0.3 percent compared to $112.0 million in the same period last year.  A definition and reconciliation of EBITDA to income from continuing operations is provided at the end of this news release.

EBITDA coverage of interest expense was 2.7 times for the three months ended September 30, 2008, compared to 2.8 times reported in the prior quarter and 2.7 times reported for the third quarter of 2007.  The Company has provided EBITDA and related non-GAAP coverage ratios as supplemental disclosure because the Company believes such disclosure provides useful information regarding its ability to service and incur debt.

As of September 30, 2008, the Company had an equity market capitalization of approximately $1.0 billion and $1.1 billion of total debt outstanding (including the pro-rata share of debt in unconsolidated joint ventures) for a total market capitalization of approximately $2.2 billion and a debt-to-total market capitalization of 52.2 percent.  Including the convertible notes, 72.5 percent of this debt bears interest at fixed rates.  As of September 30, 2008, the weighted average interest rate on this debt was 5.0 percent.

During the quarter the Company entered into a $140.0 million two-year unsecured term loan agreement with a lending group comprised of five banks.  Borrowings under the term loan bear interest at a variable rate equal to either 50 basis points over the Prime rate or 200 basis points over LIBOR, in effect at the time of borrowing, at the Company's option.  The Company used net proceeds of borrowings under the term loan to retire remaining 2008 debt maturities and to reduce the outstanding balance on its $155.0 million unsecured line of credit.  As of September 30 2008, the Company had $50.0 million outstanding on its unsecured line of credit.  The Company uses the line of credit primarily for joint venture activities, certain debt maturities and working capital.

Joint Venture Activity

The Company sold for $1.2 million 1.17 acres of land at the Orchard Crossing development in Fort Wayne, IN, to Arby’s for the development of a 3,500 square foot fast food restaurant.  The Company also sold to a 1031 exchange buyer a 19,977 square foot, free-standing LaZBoy furniture store on 1.8 acres of land at the North Aurora Towne Centre development in North Aurora, IL, for $5.3 million.  Net proceeds from the sales were used by the Company to pay down the principal balances on existing acquisition and construction loans.

During the quarter the Company, through its IREX joint venture, closed the sales of three office properties acquired in sale-leaseback transactions with AT&T Services and the Greenfield Commons shopping center to 1031 exchange investors.  With these sales, the Company has recovered all of the capital deployed in 2007 to acquire properties for the IREX joint venture, and has reinvested that capital into other IREX joint venture acquisitions.

Acquisitions

As previously announced, during the quarter the Company contributed approximately $60.8 million in cash to the IREX joint venture to acquire four office buildings in sale-leaseback transactions from Bank of America, N.A., for an aggregate purchase price of $152.6 million, including approximately $90.3 million of mortgage debt.  The buildings in Pennsylvania, Nevada, Maryland and New Mexico comprise a total of approximately 840,000 square feet of space and are 100 percent leased by Bank of America.

Dispositions

The Company sold High Point Center, an 86,004 square foot neighborhood shopping center in Madison, WI, for $7.4 million during the quarter.  Proceeds from the disposition were used to repay $5.4 million in outstanding debt with the remaining used for general corporate purposes.

Dividends

In August, September, and October 2008, the Company paid monthly cash dividends to stockholders of $0.08167 per common share.  The Company currently pays annual dividends at the rate of $0.98 per share. The October dividend is the 156th consecutive monthly dividend paid by Inland Real Estate Corporation to stockholders.

Guidance

The Company is revising fiscal year 2008 guidance to reflect the impact of aggregate non-cash charges of $3.7 million related to the other than temporary decline in value of certain investment securities recorded during the nine-month period ended September 30, 2008 and lower fee income from unconsolidated joint ventures due to the timing of sales to 1031 exchange investors.  The Company expects FFO per common share (basic and diluted) for fiscal year 2008 to be in the range of $1.43 to $1.45.

Conference Call/Webcast
The Company will host a management conference call to discuss its financial results on Wednesday, November 5, 2008 at 2:00 p.m. CT (3:00 p.m. ET).  Hosting the conference call for the Company will be Mark Zalatoris, President and Chief Executive Officer; Brett Brown, Chief Financial Officer, and Scott Carr, President of Property Management. The live conference call can be accessed by dialing 1-800-860-2442 or 1-412-858-4600 for international callers.  The conference call also will be available via live webcast on the Company’s website at www.inlandrealestate.com.  The conference call will be recorded and available for replay beginning at 4:00 p.m. CT (5:00 p.m. ET) on November 5, 2008, until 8:00 a.m. CT (9:00 a.m. ET) on November 13, 2008.  Interested parties can access the replay of the conference call by dialing 1-877-344-7529 or 1-412-317-0088 for international callers, and entering the replay passcode 424130#.  An online playback of the webcast will be archived for at least 60 days in the investor relations section of the Company’s website.

About Inland Real Estate Corporation
Inland Real Estate Corporation is a self-administered and self-managed publicly traded real estate investment trust (REIT) that currently owns interests in 145 neighborhood, community, power, and lifestyle retail centers and single tenant properties located primarily in the Midwestern United States, with aggregate leasable space of more than 14 million square feet.  Additional information on Inland Real Estate Corporation, including a copy of the Company’s supplemental financial information for the three and nine months ended September 30, 2008, is available at www.inlandrealestate.com.

This press release contains forward-looking statements.  Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.”  The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements.  Please refer to the documents filed by Inland Real Estate Corporation with the SEC, specifically  the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, for a more complete discussion of these risks and uncertainties.  Inland Real Estate Corporation disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

INLAND REAL ESTATE CORPORATION
Consolidated Balance Sheets
September 30, 2008 and December 31, 2007
(In thousands except per share data)

	September 30, 2008 (unaudited)	December 31, 2007
Assets:

Investment properties:
Land	$349,915	347,804
Construction in progress	2,344	1,573
Building and improvements	986,854	970,231

	1,339,113	1,319,608
Less accumulated depreciation	271,802	250,433

Net investment properties	1,067,311	1,069,175

Cash and cash equivalents	13,719	18,378
Investment in securities	14,174	18,074
Accounts and mortgage receivable	48,095	63,986
Investment in and advances to unconsolidated joint ventures	133,130	103,952
Acquired lease intangibles, net	26,779	27,409
Deferred costs, net	10,496	9,592
Other assets	10,629	10,753

Total assets	$1,324,333	1,321,319

Liabilities:

Accounts payable and accrued expenses	$39,918	35,590
Acquired below market lease intangibles, net	2,930	3,429
Distributions payable	5,411	5,363
Mortgages payable	530,367	606,680
Term Loan	140,000	-
Line of credit	50,000	100,000
Convertible notes	180,000	180,000
Other liabilities	20,275	24,404

Total liabilities	968,901	955,466

Commitments and contingencies

Minority interest	2,272	2,494

Stockholders' Equity:

Preferred stock, $0.01 par value, 6,000 Shares authorized; none issued and outstanding at September 30, 2008 and December 31, 2007	-	-
Common stock, $0.01 par value, 500,000 Shares authorized; 66,253 and 65,669 Shares issued and outstanding at September 30, 2008 and December 31 2007, respectively	663	657
Additional paid-in capital (net of offering costs of $58,816)	623,833	615,298
Accumulated distributions in excess of net income	(266,715)	(248,262)
Accumulated other comprehensive loss	(4,621)	(4,334)

Total stockholders' equity	353,160	363,359

Total liabilities and stockholders' equity	$1,324,333	1,321,319

INLAND REAL ESTATE CORPORATION
Consolidated Statements of Operations
For the three and nine months ended September 30, 2008 and 2007 (unaudited)
(In thousands except per share data)

	Three months ended September 30, 2008	Three months ended September 30, 2007	Nine months ended September 30, 2008	Nine months ended September 30, 2007
Revenues:
Rental income	$34,089	32,247	99,275	96,829
Tenant recoveries	12,123	11,955	39,758	37,231
Other property income	703	555	2,680	2,237
Fee income from unconsolidated joint ventures	1,668	2,114	4,076	3,242
Total revenues	48,583	46,871	145,789	139,539

Expenses:
Property operating expenses	6,194	5,403	21,225	18,142
Real estate tax expense	8,367	8,135	24,911	24,005
Depreciation and amortization	11,543	10,661	34,052	31,416
General and administrative expenses	3,141	2,508	9,732	8,872
Total expenses	29,245	26,707	89,920	82,435

Operating income	19,338	20,164	55,869	57,104

Other income (expense)	(810)	1,294	273	3,833
Gain on sale of joint venture interest	288	-	4,263	2,229
Gain on extinguishment of debt	-	-	-	319
Interest expense	(11,761)	(12,003)	(34,198)	(35,593)
Minority interest	(124)	(117)	(341)	(336)
Income before equity in earnings of unconsolidated joint ventures, income tax expense of taxable REIT subsidiary and discontinued operations	6,931	9,338	25,866	27,556

Income tax expense of taxable REIT subsidiary	(116)	(229)	(522)	(653)
Equity in earning of unconsolidated joint ventures	3,002	930	4,354	3,872
Income from continuing operations	9,817	10,039	29,698	30,775
Income (loss) from discontinued operations	(164)	(7)	358	1,655

Net income available to common stockholders	9,653	10,032	30,056	32,430
Other comprehensive income (loss):
Unrealized loss on investment securities	(2,027)	(429)	(320)	(714)
Unrealized gain on derivative instruments	54	-	33	-
Comprehensive income	$7,680	9,603	29,769	31,716

Basic and diluted earnings available to common shares per weighted average common share:

Income from continuing operations	$0.15	0.15	0.45	0.47
Discontinued operations	-	-	0.01	0.03
Net income available to common stockholders per weighted average common share – basic and diluted	$0.15	0.15	0.46	0.50

Weighted average number of common shares outstanding – basic	66,136	65,361	65,938	65,193
Weighted average number of common shares outstanding – diluted	66,193	65,422	65,997	65,260

Non-GAAP Financial Measures

We consider FFO a widely accepted and appropriate measure of performance for a REIT.  FFO provides a supplemental non-GAAP measure to compare our performance and operations to other REITs.  Due to certain unique operating characteristics of real estate companies, NAREIT has promulgated a standard known as FFO, which it believes more accurately reflects the operating performance of a REIT such as ours.  As defined by NAREIT, FFO means net income computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of operating property, plus depreciation and amortization and after adjustments for unconsolidated partnership and joint ventures in which the REIT holds an interest.  We have adopted the NAREIT definition for computing FFO.  Management uses the calculation of FFO for several reasons.  We use FFO in conjunction with our acquisition policy to determine investment capitalization strategy and we also use FFO to compare our performance to that of other REITs in our peer group.  Additionally, FFO is used in certain employment agreements to determine incentives payable by us to certain executives, based on our performance.  The calculation of FFO may vary from entity to entity since capitalization and expense policies tend to vary from entity to entity.  Items that are capitalized do not impact FFO whereas items that are expensed reduce FFO.  Consequently, our presentation of FFO may not be comparable to other similarly titled measures presented by other REITs.  FFO does not represent cash flows from operations as defined by U.S. GAAP, it is not indicative of cash available to fund all cash flow needs and liquidity, including our ability to pay distributions and should not be considered as an alternative to net income, as determined in accordance with U.S. GAAP, for purposes of evaluating our operating performance.  The following table reflects our FFO for the periods presented, reconciled to net income available to common stockholders for these periods:

	Three months ended September 30, 2008	Three months ended September 30, 2007	Nine months ended September 30, 2008	Nine months ended September 30, 2007

Net income available to common stockholders	$9,653	10,032	30,056	32,430
(Gain) loss on sale of investment properties, net of minority interest	16	-	(1,331)	(1,223)
Equity in depreciation of unconsolidated joint ventures	2,631	2,740	7,755	7,582
Amortization on in-place lease intangibles	1,081	604	2,693	2,247
Amortization on leasing commissions	183	198	691	560
Depreciation, net of minority interest	10,245	9,274	30,679	28,295

Funds From Operations	$23,809	22,848	70,543	69,891

Net income available to common stockholders per weighted average common share – basic and diluted	$0.15	0.15	0.46	0.50

Funds From Operations, per common share – basic and diluted	$0.36	0.35	1.07	1.07

Weighted average number of common shares outstanding, basic	66,136	65,361	65,938	65,193

Weighted average number of common shares outstanding, diluted	66,193	65,422	65,997	65,260

EBITDA is defined as earnings (losses) from operations excluding: (1) interest expense; (2) income tax benefit or expenses; (3) depreciation and amortization expense; and (4) gains (loss) on non-operating property.  We believe EBITDA is useful to us and to an investor as a supplemental measure in evaluating our financial performance because it excludes expenses that we believe may not be indicative of our operating performance.  By excluding interest expense, EBITDA measures our financial performance regardless of how we finance our operations and capital structure.  By excluding depreciation and amortization expense, we believe we can more accurately assess the performance of our portfolio.  Because EBITDA is calculated before recurring cash charges such as interest expense and taxes and is not adjusted for capital expenditures or other recurring cash requirements, it does not reflect the amount of capital needed to maintain our properties nor does it reflect trends in interest costs due to changes in interest rates or increases in borrowing.  EBITDA should be considered only as a supplement to net earnings and may be calculated differently by other equity REITs.

We believe EBITDA is an important supplemental measure because we utilize EBITDA to calculate our interest expense coverage ratio, which equals EBITDA divided by total interest expense.  We believe that including EBITDA and thereby excluding the effect of non-operating expenses and non-cash charges, all of which are based on historical cost and may be of limited significance in evaluating current performance, facilitates comparison of core operating profitability between periods and between REITs, particularly in light of the use of EBITDA by a seemingly large number of REITs in their reports on forms 10-Q and 10-K.  We believe that investors should consider EBITDA in conjunction with net income and the other required GAAP measures of our performance to improve their understanding of our operating results.

	Three months ended September 30, 2008	Three months ended September 30, 2007	Nine months ended September 30, 2008	Nine months ended September 30, 2007

Income from continuing operations	$9,817	10,039	29,698	30,775
Gain on non-operating property	(273)	-	(953)	(1,312)
Income tax expense of taxable REIT subsidiary	116	229	522	653
Income (loss) from discontinued operations, excluding gains	(973)	(7)	(147)	432
Interest expense	11,761	12,003	34,198	35,593
Interest expense associated with discontinued operations	60	169	261	629
Interest expense associated with unconsolidated joint ventures	2,016	2,058	6,066	5,627
Depreciation and amortization	11,543	10,661	34,052	31,416
Depreciation and amortization associated with discontinued operations	51	181	263	617
Depreciation and amortization associated with unconsolidated joint ventures	2,631	2,740	7,755	7,582

EBITDA	$36,749	38,073	111,715	112,012

Total Interest Expense	$13,837	14,230	40,525	41,849

EBITDA: Interest Expense Coverage Ratio	2.7 x	2.7 x	2.8 x	2.7 x